Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO Announces Plan to Declassify Board of Directors

PITTSBURGH, Dec. 12, 2013/PRNewswire/ — WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced that its board of directors has voted to include in the Company’s proxy statement for its 2014 annual meeting of stockholders a management proposal to implement annual elections for all directors.

The Board will recommend that stockholders approve an amendment to the Company’s certificate of incorporation to transition from a classified board structure to a declassified structure. If the amendment is approved, directors would be elected to one-year terms as their existing terms expire, beginning with the class of directors to be elected at the Company’s 2015 annual meeting of stockholders. The full text of the proposal will be included in the Company’s proxy statement to be filed with the Securities and Exchange Commission in the spring of 2014.

“We believe that a classified Board has served the Company and its stockholders well since we became a public company in 1999. We are committed to constructive investor engagement and to carefully considering and responding to the interests of our stockholders. At our most recent annual meeting, a majority of our stockholders expressed their support for board declassification, and as a result, we have decided to transition to annual elections for our Board of Directors,” commented John Engel, Chairman of WESCO’s Board of Directors. “In addition, the Board has adopted a resignation policy under which any Director who does not receive a majority of votes for his or her re-election is expected to offer his or her resignation for the Board’s consideration.” This policy has been incorporated into the Company’s Corporate Governance Guidelines and is available on the Company’s website at www.wesco.com.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2012 annual sales were approximately $6.6 billion. The Company employs approximately 9,000 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs

WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566

http://www.wesco.com